Exhibit 4.10

Translation for information purposes only

NOVATION AGREEMENT TO MODIFY, WITHOUT TERMINATION, A DOLLAR MULTI-BORROWER CREDIT FACILITY DATED 6 MAY 1999

In Madrid, on 13 February 2003.

BETWEEN

Of the one part,

CABLEUROPA, S.A.U., a company with registered address at calle Basauri, Urbanización La Florida, Aravaca, Madrid, recorded at the Mercantile Registry of Madrid, in tome 9,174, folio 38, section 8, under number 147,606, holding Fiscal Identification Code A-48514343, represented by Mr Eugenio Galdón, as representative of MULTITEL HOLDINGS, S.L., President of the Board of Directors, and Mr Richard David Alden, in his condition as Managing Director (hereinafter, “Cableuropa”).

VALENCIA DE CABLE, S.A., a company with registered address at Gremis, 12, Polígono Industrial Vara de Quart, Valencia, recorded at the Mercantile Registry of Valencia, in tome 5,479, folio 4, section 8, under number 47,567, holding Fiscal Identification Code no. A-81237307, represented by CABLEUROPA, S.A.U. in its capacity as Managing Director, which is represented by Mr Richard David Alden (hereinafter, “Valencia”).

MEDITERRÁNEA SUR SISTEMAS DE CABLE, S.A., a company with registered address at Carretera de Ocaña, 15, Alicante, recorded at the Mercantile Registry of Alicante, in tome 1,855, folio 14, section 8, and number 34,967 and holding Fiscal Identification Code no. A-81238413, represented by CABLEUROPA, S.A.U. in its capacity as Managing Director, which is represented by Mr Richard David Alden (hereinafter, “Valencia Sur”).

MEDITERRÁNEA NORTE SISTEMAS DE CABLE, S.A., a company with registered address at Hermanos Bou, 16, Castellón de la Plana, recorded at the Mercantile Registry of Castellón, in tome 813, folio 165, section 8, under number 10,448, holding Fiscal Identification Code no. A-81237869, represented by CABLEUROPA, S.A.U. in its capacity as Managing Director, which is represented by Mr Richard David Alden (hereinafter, “Valencia Norte”).

REGIÓN DE MURCIA DE CABLE, S.A., a company with registered address at Avenida Juan Carlos I, s/n, Edificio Torre de Cristal, Polígono Industrial Espinardo, Murcia, recorded at the Mercantile Registry of Murcia, in tome 1,038, folio 81, section 8, under number 19,469, holding Fiscal Identification Code no. A-30464853, represented by CABLEUROPA, S.A.U. in its capacity as Managing Director, which is represented by Mr Richard David Alden (hereinafter, “Murcia”).

UNIVERTEL COMUNICAÇÔES UNIVERSAIS, S.A., a Portuguese company with registered address at Avda. Joao Crisóstomo, 18, 3ª, 3ESQ, Lisbon, represented by CABLEUROPA, S.A.U. in its capacity as Managing Director, which is represented by Mr Richard David Alden (hereinafter, “Univertel”).

HYDRA SERVICIOS DE ATENCIÓN AL CLIENTE, S.A., a company with registered address at c/ Gremis, 4, Polígono Industrial Vara de Quart, Valencia, recorded at the Mercantile Registry of Valencia, in tome 6,605, folio 51, under number V-71374, holding Fiscal Identification Code no. A-96967914, represented by CABLEUROPA, S.A.U. in its capacity as Sole Manager, which is represented by Mr Richard David Alden (hereinafter, “Hydra”).

(Hereinafter, all of them shall be jointly referred to as the “Borrowers” and individually as the “Borrower”).

And of the other part,

ONO FINANCE Plc, a company with registered address at 200 Aldersgate Street, EC1A 4JJ London, represented by Mr [...], acting as Director, by virtue of the powers conferred upon him in resolutions adopted by the Board of Directors on 12 February, 2003 (hereinafter, “Ono Finance” or the “Lender”).

THEY STATE

I.-                                    That on 6 may 1999, the Borrowers (which included the companies Huelva de Cable y Televisión, S.A., Cádiz de Cable y Televisión, S.A., Cable y Televisión de El Puerto, S.A., Cable y Televisión de Andalucía, S.A., Corporación Mallorquina de Cable, S.A., Albacete Sistemas de Cable, S.A., Santander de Cable, S.A. and TDC Sanlúcar, S.A. (even if Santander de Cable, S.A. and TDC Sanlúcar, S.A. became Borrowers on a subsequent date) which were absorbed by Cableuropa, the universal successor of all of the companies’ rights and obligations) and Ono Finance executed a subordinated multi-borrower credit facility (the “Original Facility”), whereby the Borrowers received from Ono Finance a facility for a maximum of 270,756,319.58 US Dollars, undertaking to pay to Ono Finance upon any payment or prepayment of principal made by the Borrowers under the Original Facility, apart from the principal, 4,243,680.42 US Dollars as a maintenance and repayment fee, the aggregate being 275,000,000 US Dollars.

II.-                                That the purpose of the Original Facility was to lend the Borrowers the funds obtained by Ono Finance with the Issue of Dollar Bonds (as this term is defined in the Original Facility), which was carried out on the same date as the Original Facility.

III.-                            That on today’s date the Borrowers (each one as described below) have sold and handed over to Ono Finance certain Dollar Bonds (as this term is defined in the Original Facility) for a total nominal amount of 182,902,000 US Dollars, a sale for which the consideration agreed upon was Ono Finance’s cancellation of said Dollar Bonds and the corresponding decrease in the principal and in the maintenance and repayment fee of the Original Facility.

The nominal amounts of the Dollar Bonds sold and handed over by each of the Borrowers to Ono Finance are as follows:

Cableuropa:	150,243,000 US Dollars

Valencia:	6,912,000 US Dollars

Valencia Sur:	11,059,000 US Dollars

Valencia Norte:	8,640,000 US Dollars

Murcia:	6,048,000 US Dollars

Univertel	0 US Dollars

Hydra	0 US Dollars

Total	182,902,000 US Dollars

IV.-                           That as a result of the foregoing, the parties have decided to execute the present novation agreement to modify, without termination, the Original Facility (hereinafter, the “Agreement”) which shall be governed by the following

CLAUSES

1.                                      INTERPRETATION

The terms and expressions which appear in the present Agreement in capital letters and which have not been assigned a specific meaning herein, shall be construed in the same way as in the Original Facility.

2.                                      MODIFICATION OF THE LOAN AMOUNT AND OF THE MAINTENANCE AND REPAYMENT FEE

2.1                              Due to the cancellation of the Dollar Bonds sold and handed over by the Borrowers to Ono Finance, the principal amount of the Original Facility shall be, as from today, 90,676,784 US Dollars

As a result of said cancellation, the maintenance and repayment fee agreed in Clause 19.2 of the Original Facility shall be proportionally reduced and shall be, as from today, 1,421,216 US Dollars

2.2                              The new Maximum Facility, which is available in its entirety and maintenance and repayment fee agreed in Clause 19.2 of the Original Facility, shall be distributed among each of the Borrowers as follows:

	Comisión de Mantenimiento y Reembolso	Importe Máximo Acreditado	Total

Cableuropa	28,842 US Dollars	1,840,158 US Dollars	1,869,000 US Dollars

Valencia	294,681 US Dollars	18,801,319 US Dollars	19,096,000 US Dollars

Valencia Sur	471,496 US Dollars	30,082,504 US Dollars	30,554,000 US Dollars

Valencia Norte	368,351 US Dollars	23,501,649 US Dollars	23,870,000 US Dollars

Murcia	257,846 US Dollars	16,451,154 US Dollars	16,709,000 US Dollars

Univertel	0 US Dollars	0 US Dollars	0 US Dollars

Hydra	0 US Dollars	0 US Dollars	0 US Dollars

Total	1,421,216 US Dollars	90,676,784 US Dollars	92,098,000 US Dollars

3.                                     FEES

By way of intermediary fee to remunerate ONO Finance (Holdings) Limited for enabling the transaction to proceed, the Borrowers shall pay to ONO Finance (Holdings) Limited the fees set out in a letter from ONO Finance (Holdings) Limited dated as of the date hereof.

4.                                      VALIDITY OF THE TERMS NOT MODIFIED

The parties expressly declare that the terms agreed in the Original Facility, which have not been modified herein, shall be fully valid.

5.                                      LAW

The present Agreement shall be governed and interpreted according to Spanish law.

6.                                      JURISDICTION

Each of the parties to the present Agreement submits itself irrevocably to the exclusive jurisdiction of the Courts and Tribunals of the city of Madrid for the examination and resolution of any claim that might arise from the fulfilment or interpretation of the present Agreement, expressly waiving any other jurisdiction which might otherwise correspond thereto.

In witness whereof, the present Agreement is drawn up and signed on 8 original copies.

[SIGNATURES]